Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Form S-3 Registration Statement filed by SurgePays, Inc. & Subsidiaries (“the Company”), on November 3, 2026, of our report dated March 25, 2025, on the Company’s consolidated balance sheet as of December 31, 2024, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended and the related notes. We also consent to the reference to or firm under the heading “Experts” in the Registration Statement.

Very truly yours,

/s/ Rodefer Moss & Co, PLLC

November 3, 2026